Exhibit 16.1

June 19, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Revolution Lighting Technologies, Inc.’s statements included in Item 4.01 of its Form 8-K, which we understand will be filed on June 19, 2019. We agree with such statements concerning our Firm.

Sincerely,